Exhibit 2.4

EXECUTION VERSION

MASTER LEASE COMMITMENT AND RENT ALLOCATION AGREEMENT

THIS MASTER LEASE COMMITMENT AND RENT ALLOCATION AGREEMENT (this “Agreement”) is made and entered into as of December 17, 2017 (the “Effective Date”), by and among Boyd Gaming Corporation, a Nevada corporation (“Boyd”), Boyd TCIV, LLC a Nevada limited liability company and a wholly owned subsidiary of Boyd (“Purchaser”), Penn National Gaming, Inc., a Pennsylvania corporation (“Penn”), Gaming and Leisure Properties, Inc., a Pennsylvania corporation (“GLPI”) and Gold Merger Sub, LLC, a Delaware limited liability company (“Gold LLC”).  Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in Section 1.  Each of Boyd, Purchaser, Penn, GLPI and Gold LLC is sometimes referred to herein individually as a “Party” and all of them, collectively, are sometimes referred to herein as the “Parties.”

WHEREAS, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, by and among Penn, Franchise Merger Sub, Inc. (“Merger Sub”), and Pinnacle Entertainment, Inc., a Delaware corporation (“Pinnacle”), Merger Sub will merge with and into Pinnacle and Pinnacle will become a wholly owned subsidiary of Penn (the “Merger”);

WHEREAS, Pinnacle is the beneficial and record owner of all of the issued and outstanding membership interests (the “Membership Interests”) of each of Ameristar Casino Kansas City, LLC, a limited liability company organized under the laws of the state of Missouri (the “Ameristar Kansas City LLC”), Ameristar Casino St. Charles, LLC, a limited liability company organized under the laws of the state of Missouri (the “Ameristar St. Charles LLC”), Belterra Resort Indiana LLC, a limited liability company organized under the laws of the state of Nevada (the “Belterra LLC”), and PNK (Ohio), LLC, a limited liability company organized under the laws of the state of Ohio (the “Belterra Park LLC”, and each of the Ameristar Kansas City LLC, the Ameristar St. Charles LLC, the Belterra LLC and the Belterra Park LLC, a “Company,” and collectively, the “Companies”);

WHEREAS, the Ameristar Kansas City LLC is the lessee (pursuant to the Existing Master Lease described below) and operator of the casino located at 3200 North Ameristar Drive, Kansas City, MO 64161 and commonly known as Ameristar Casino Hotel Kansas City together with other facilities related thereto (collectively, the “Ameristar Kansas City Casino”);

WHEREAS, the Ameristar St. Charles LLC is the lessee (pursuant to the Existing Master Lease) and operator of the casino located at 1 Ameristar Blvd, St. Charles, MO 63301 and commonly known as Ameristar Casino Resort Spa St. Charles together with other facilities related thereto (collectively, the “Ameristar St. Charles Casino”);

WHEREAS, the Belterra LLC is the lessee (pursuant to the Existing Master Lease) and operator of the casino located at 777 Belterra Drive, Florence IN 47020 and commonly known as Belterra Casino Resort together with other facilities related thereto, including the Ogle Haus hotel (collectively, the “Belterra Casino”);

WHEREAS, the Belterra Park LLC is the owner and operator of the casino and racetrack located at 6301 Kellogg Rd, Cincinnati, OH 45230 and commonly known as Belterra Park together with other facilities related thereto;

WHEREAS, pursuant to a Purchase and Sale Agreement, dated as of the date hereof, by and between Penn, Gold LLC and, upon its execution and delivery of a joinder, Belterra Park LLC (the “Belterra Park Purchase Agreement”), Belterra Park LLC has agreed to sell to Gold LLC, and Gold LLC has agreed to purchase from the Belterra Park LLC, the parcel of real property located at 6301 Kellogg Rd., Cincinnati, Ohio, and the facilities, improvements and fixtures thereon (in each case as more particularly described in the Belterra Park Purchase Agreement) (collectively, “Belterra Park”), subject to the terms and conditions set forth therein (the “Belterra Park Real Property Divestiture”);

WHEREAS, pursuant to a Membership Interest Purchase Agreement, dated as of the date hereof, by and among Boyd, Purchaser, Penn and, following the execution of a joinder, Pinnacle and the Companies (the “Membership Interest Purchase Agreement”), Pinnacle will agree to sell to Purchaser, and Purchaser has agreed to purchase from Pinnacle, 100% of the membership interests, subject to the terms and conditions set forth therein (the “Membership Interest Purchase”);

WHEREAS, pursuant to that certain Master Lease, dated as of April 28, 2016, by and between Gold LLC (as successor by merger to Pinnacle Entertainment, Inc.), as landlord, and Pinnacle MLS, LLC, a Delaware limited liability company (“Pinnacle MLS”), as tenant, as amended by (i) that certain First Amendment to Master Lease, dated as of August 29, 2016, by and between Gold LLC, as landlord, and Pinnacle MLS, as tenant, (ii) that certain Second Amendment to Master Lease, dated as of October 25, 2016, by and between Gold LLC, as landlord, and Pinnacle MLS, as tenant, and (iii) that certain Third Amendment to Master Lease, dated as of March 24, 2017, by and between Gold LLC, as landlord, and Pinnacle MLS, as tenant (as amended, the “Existing Master Lease”), Gold LLC has leased certain premises to Pinnacle (the premises thereunder include the real property, and facilities, improvements and fixtures thereon, associated with the Ameristar Kansas City Casino, the Ameristar St. Charles Casino, the Belterra Casino (collectively, the “Divested Facilities”) as well as the other Facilities more fully described on Schedule 1 attached hereto (such other Facilities, the “Retained Facilities”));

WHEREAS, in connection with the Merger and the Membership Interest Purchase, the parties thereto intend to amend the Existing Master Lease in order to (a) remove the Divested Facilities from the premises leased thereunder (and thereby limit the premises leased under the Existing Master Lease to the Retained Facilities) and (b)  make certain revisions to the rent and certain other terms therein on account of the removal of such Divested Facilities (the “Pinnacle Master Lease Amendment;” the Existing Master Lease, as so amended, is referred to herein as the “Amended Pinnacle Master Lease”);

WHEREAS, subject to the terms and conditions of the Membership Interest Purchase Agreement, Purchaser shall enter into a new master lease with Gold LLC pursuant to which Gold LLC will lease to Purchaser the Divested Facilities and Belterra Park, each as more particularly described in such lease (the “Boyd Master Lease”); and

WHEREAS, the Parties hereto desire to memorialize certain understandings concerning their respective rights and obligations in connection with the Amended Pinnacle Master Lease and the Boyd Master Lease, and to memorialize certain understandings concerning the manner in which (i) a portion of the rent currently payable under the Existing Master Lease will be allocated to the Divested Facilities and become a portion of the rent initially payable under the Boyd Master Lease, (ii) the rent attributable to Belterra Park will initially be calculated and become an additional portion of the rent initially payable under the Boyd Master Lease, and (iii) a portion of the rent currently payable under the Existing Master Lease will be allocated to the Retained Facilities and become the rent continuing to be payable under the Amended Pinnacle Master Lease.

NOW, THEREFORE, the Parties, in consideration of the premises and of the mutual representations, warranties and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

1.Definitions.  Capitalized terms used but not defined herein shall have the meanings set forth in the Existing Master Lease.  In addition, for purposes of this Agreement, the following terms shall have the meanings set forth below:

“Actual 2018 Escalation Percentage” means the percentage increase in the Base Building Rent under the Existing Master Lease effective May 1, 2018 for the period May 1, 2018 through and including April 30, 2019.

“Allocable EBITDAR Percentage” means (i) with respect to Boyd, EBITDAR attributable to the Divested Facilities divided by EBITDAR attributable to all Facilities and (ii) with respect to Penn, EBITDAR attributable to the Retained Facilities divided by EBITDAR attributable to all Facilities.  The Allocable EBITDAR Percentage shall be stated rounded to the closest 1/10,000th of a percentage point.

“Belterra Park Breakpoint Amount” means the amount equal to fifty percent (50%) of the Belterra Park Net Revenue.

“Belterra Park Calculation Date” means the last day of the last calendar month prior to the Divestiture Closing Date for which closed financial statements are available for Belterra Park at least seven (7) Business Days prior to the Divestiture Closing Date.

“Belterra Park Calculation Period” means the period of twelve (12) full calendar months ending on the Belterra Park Calculation Date.

“Belterra Park Initial Building Base Rent” means the amount which equals the Belterra Park Initial Total Rent minus (i) the Belterra Park Land Base Rent and (ii) the Belterra Park Initial Percentage Rent.

“Belterra Park Initial Percentage Rent” means the amount equal to four percent (4%) multiplied by fifty percent (50%) of the Belterra Park Net Revenue.

“Belterra Park Initial Total Rent” means the amount derived by dividing EBITDAR for Belterra Park (calculated with respect to the Belterra Park Calculation Period) by 1.80.

“Belterra Park Land Base Rent” means the amount equal to four percent (4%) multiplied by fifty percent (50%) of the Belterra Park Net Revenue.

“Belterra Park Net Revenue” means the Net Revenue (calculated in a manner consistent with the Existing Master Lease, but only to the extent derived from Belterra Park) during the Belterra Park Calculation Period.

“Building Base Rent Proration Percentage” means, in the case of Boyd, the fraction (expressed as a percentage) obtained by dividing (x) the Divested Facilities Escalated Building Base Rent Post-May 1, 2018 by (y) the sum of the Divested Facilities Escalated Building Base Rent Post-May 1, 2018 plus the Retained Facilities Escalated Building Base Rent Post-May 1, 2018.

“Consent Agreement” means that certain Consent Agreement dated as of the Effective Date by and among GLPI, Gold LLC, PA Meadows, LLC, a Delaware limited liability company, a wholly owned subsidiary of GLPI, Penn, PNK Development 33, LLC, a Delaware limited liability company and wholly owned subsidiary of Pinnacle, Pinnacle and Pinnacle MLS.

“Divested Facilities Adjusted Percentage Rent” means four percent (4%) multiplied by the difference between the Divested Facilities Average Annual Net Revenue for the trailing full twenty-four (24) calendar month period ending on April 30, 2018 and the Divested Facilities Breakpoint Amount.

“Divested Facilities Average Annual Net Revenue” means, with respect to any full twenty-four (24) calendar month period, the average annual Net Revenue (calculated in a manner consistent with the Existing Master Lease, but only to the extent derived from the Divested Facilities) during such period.

“Divested Facilities Breakpoint Amount” means $294,631,660, which equals fifty percent (50%) of the Divested Facilities Initially-Calculated Net Revenue Amount.

“Divested Facilities Calculation Period” means the twelve (12) calendar month period ending December 31, 2017.

“Divested Facilities Escalated Building Base Rent Post-May 1, 2018” means the Divested Facilities Initial Building Base Rent as increased by the Actual 2018 Escalation Percentage.

“Divested Facilities Initial Building Base Rent” means the amount which equals the Divested Facilities Initial Total Rent minus (i) the Divested Facilities Land Base Rent and (ii) the Divested Facilities Initial Percentage Rent.

“Divested Facilities Initial Percentage Rent” means $11,785,266, which equals four percent (4%) multiplied by fifty percent (50%) of the Divested Facilities Initially-Calculated Net Revenue Amount.

“Divested Facilities Initial Total Rent” means the amount which equals the Allocable EBITDAR Percentage for Boyd multiplied by the Initial Total Rent.

“Divested Facilities Initially-Calculated Net Revenue Amount” means $589,263,321, which equals the Net Revenue (calculated in a manner consistent with the Existing Master Lease, but only to the extent derived from the Divested Facilities) during the twelve (12) full calendar month period ending March 31, 2016.

“Divested Facilities Land Base Rent” means $11,785,266, which equals four percent (4%) multiplied by fifty percent (50%) of the Divested Facilities Initially-Calculated Net Revenue Amount.

“Divestiture Closing Date” means the “Closing Date,” as defined in the Membership Interest Purchase Agreement.

“EBITDAR” means the consolidated net income or loss of Pinnacle with respect to any Facility or Belterra Park, as applicable, for the relevant period described below, determined in accordance with GAAP, adjusted by excluding (1) income tax expense, (2) consolidated interest expense (net of interest income), (3) depreciation and amortization expense, (4) any income, gains or losses attributable to the early extinguishment or conversion of indebtedness or cancellation of indebtedness, (5) gains or losses on discontinued operations and asset sales, disposals or abandonments, (6) impairment charges or asset write-offs including, without limitation, those related to goodwill or intangible assets, long-lived assets, and investments in debt and equity securities, in each case, in accordance with GAAP, (7) any non-cash items of expense (other than to the extent such non-cash items of expense require or result in an accrual or reserve for future cash expenses), (8) rental expense, (9) corporate expense, (10) restructuring expense, (11) extraordinary gains or losses and (12) unusual or non-recurring gains or items of income or loss, but only to the extent attributable to such Facility or to Belterra Park, and by adding, in the case of the Divested Facility known as Belterra Casino, the amount of $2,268,000 on account of the Indiana “free play” tax credit and by subtracting, in the case of the Retained Facility known as Ameristar East Chicago, the amount of $2,681,000 on account of the Indiana “free play” tax credit.  The EBITDAR for each individual Facility and for Belterra Park shall be the amount certified as such by the chief financial officer of Pinnacle in a certificate delivered to Boyd and Penn at least seven (7) Business Days prior to the Divestiture Closing Date.  In the case of any Facility, EBITDAR shall be calculated for the Divested Facilities Calculation Period or Retained Facilities Calculation Period, as applicable (it being understood that such periods are the same twelve (12) calendar month period).  In the case of Belterra Park, EBITDAR shall be calculated for the Belterra Park Calculation Period.

“Excluded Facility” means any Facility as to which the Existing Master Lease has been terminated prior to the Divestiture Closing Date as more fully set forth in Section 14.6 of the Existing Master Lease.

“Facility” shall have the same meaning set forth in the Existing Master Lease, inclusive of all Leased Property (as defined in the Existing Master Lease) related thereto.

“Initial Total Rent” means $382,774,341, which is the total Rent payable under the Existing Master Lease during the period May 1, 2017 through April 30, 2018.

“Land Base Rent Proration Percentage” means, in the case of Boyd, the fraction (expressed as a percentage) obtained by dividing (x) the Divested Facilities Land Base Rent by (y) the sum of the Divested Facilities Land Base Rent plus the Retained Facilities Land Base Rent.

“Net Revenue” for any period shall be calculated in accordance with the Existing Master Lease and shall be amount certified as such with respect to any Facility or Belterra Park by the chief financial officer of Pinnacle in a certificate delivered to Boyd and Penn at least seven (7) Business Days prior to the Divestiture Closing Date.

“Percentage Rent Breakpoint Amount” means (i) in the case of the Boyd Master Lease, the amount set forth in clause (b) of the second sentence of the definition of “Percentage Rent” in the Boyd Master Lease and (ii) in the case of the Penn Master Lease, the amount set forth in clause (b) of the second sentence of the definition of “Percentage Rent” in the Amended Pinnacle Master Lease.

“Percentage Rent Proration Percentage” means, in the case of Boyd, the fraction (expressed as a percentage) obtained by dividing (x) the Divested Facilities Adjusted Percentage Rent by (y) the sum of the Divested Facilities Adjusted Percentage Rent plus the Retained Facilities Adjusted Percentage Rent.

“Retained Facilities Adjusted Percentage Rent” means four percent (4%) multiplied by the difference between the Retained Facilities Average Annual Net Revenue for the trailing full twenty-four (24) calendar month period ending on April 30, 2018 and the Retained Facilities Breakpoint Amount.

“Retained Facilities Average Annual Net Revenue” means, with respect to any full twenty-four (24) calendar month period, the average annual Net Revenue (calculated in a manner consistent with the Existing Master Lease, but only to the extent derived from the Retained Facilities) during such period.

“Retained Facilities Breakpoint Amount” means $808,905,340, which equals fifty percent (50%) of the Retained Facilities Initially-Calculated Net Revenue Amount.

“Retained Facilities Calculation Period” means the twelve (12) calendar month period ending December 31, 2017.

“Retained Facilities Escalated Building Base Rent Post-May 1, 2018” means the Retained Facilities Initial Building Base Rent as increased by the Actual 2018 Escalation Percentage.

“Retained Facilities Initial Building Base Rent” means the amount which equals the Retained Facilities Initial Total Rent minus the sum of (i) the Retained Facilities Land Base Rent and (ii) the Retained Facilities Initial Percentage Rent.

“Retained Facilities Initial Percentage Rent” means $32,356,214, which equals four percent (4%) multiplied by fifty percent (50%) of the Retained Facilities Initially-Calculated Net Revenue Amount.

“Retained Facilities Initial Total Rent” means the amount which equals the Allocable EBITDAR Percentage for Penn multiplied by the Initial Total Rent.

“Retained Facilities Initially-Calculated Net Revenue Amount” means $1,617,810,679, which equals the Net Revenue (calculated in a manner consistent with the Existing Master Lease, but only to the extent derived from the Retained Facilities) during the twelve (12) full calendar month period ending March 31, 2016.

“Retained Facilities Land Base Rent” means $32,356,214, which equals four percent (4%) multiplied by fifty percent (50%) of the Retained Facilities Initially-Calculated Net Revenue Amount.

2.                                      Agreement to enter into the Pinnacle Master Lease Amendment.  Subject to (i) all conditions precedent to the consummation of the Merger having been fulfilled or waived in accordance with the terms of the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions) and the Merger having been consummated or able to be consummated substantially simultaneously with the execution, delivery and entry into the Pinnacle Master Lease Amendment (the “Pinnacle Lease Amendment Execution”), (ii) all conditions precedent to the Membership Interest Purchase having been fulfilled or waived (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions) and closing thereof having been consummated or able to be consummated substantially simultaneously with the Pinnacle Lease Amendment Execution and (iii) all conditions precedent to the Belterra Park Real Property Divestiture (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions) having been fulfilled or waived and closing thereof having been consummated or able to be consummated substantially simultaneously with the Pinnacle Lease Amendment Execution, Gold LLC hereby agrees to execute, deliver and enter into (and Penn agrees to cause Pinnacle and/or its applicable subsidiary to execute, deliver and enter into) the Pinnacle Master Lease Amendment, substantially in the form attached hereto as Exhibit A, and with all blanks therein completed in a manner consistent with the provisions of Sections 5, 6, 7, 10 and 11 hereof on the Divestiture Closing Date, substantially concurrently with the Merger.  The effective date of the Pinnacle Master Lease Amendment shall be the Divestiture Closing Date.  Upon the execution and delivery of the Pinnacle Master Lease Amendment and concurrently therewith, Gold LLC hereby agrees to execute, deliver and enter into (and Penn agrees to cause Pinnacle to execute, deliver and enter into) short form memoranda of the Pinnacle Master Lease Amendment against each Retained Facility in the applicable real property records, upon the Divestiture Closing Date, substantially concurrently with the Merger, and to cause the same to be recorded promptly thereafter, all in accordance with Section 33.1 of the Amended Pinnacle Master Lease.

3.                                      Arrangements with respect to the Payment of Rent for the Initial Partial Month under the Boyd Master Lease or Amended Pinnacle Master Lease.

(a)                                                                                 If all rent due and owing under the Existing Master Lease has been paid to Gold LLC through the last day in the month in which the Commencement Date under the Boyd Master Lease (i.e. the Divesture Closing Date),

occurs, then Purchaser shall be entitled to a credit against the first payment of Rent and Additional Charges due and owning under the Boyd Master Lease in an amount equal to the Boyd Credited Rent Amount (as defined in Section 3(c)).  Purchaser shall otherwise be required to pay all Rent due and owing to Gold LLC, as landlord under the Boyd Master Lease, in accordance with the terms of the Boyd Master Lease.  Gold LLC and Purchaser hereby agree that any monthly payment of Rent that is to be prorated for any partial month, as set forth in Section 3.1 of the Boyd Master Lease, shall be prorated based upon a 30 day month.

(b)                                                                                 The Parties acknowledge that it is possible that the “Commencement Date” (as defined in the Boyd Master Lease) and effective date of the Pinnacle Master Lease Amendment may occur on a day in a month on or after the day on which Pinnacle MLS has paid Rent for such month under the Existing Master Lease (such day, the “Rent Payment Day”), or such Commencement Date may occur on a day in such month prior to the Rent Payment Day.  As used herein, the term “Rental Prepayment Period” shall mean the period commencing on the Rent Payment Day and ending on (and including) the last day of such month.

(c)                                                                                  If the Divesture Closing Date occurs during the Rental Prepayment Period, then, a portion of the Rent theretofore paid by Pinnacle MLS under the Existing Master Lease with respect to the month in which the Commencement Date occurs (such portion, the “Boyd Credited Rent Amount”) shall be allocated to the Divested Facilities as follows:  (i) a portion of the Land Base Rent so paid by Pinnacle MLS under the Existing Master Lease on the applicable Rent Payment Day shall be allocated to the Divested Facilities in an amount equal to Boyd’ Land Base Rent Proration Percentage of the Land Base Rent so paid by Pinnacle MLS, multiplied by a fraction, the numerator of which is the number of days in the period commencing on (and including) the Commencement Date and ending on (and including) the last day of such month, and the denominator of which is the total number of days in such month; (ii) a portion of the Building Base Rent so paid by Pinnacle MLS under the Existing Master Lease on the applicable Rent Payment Day shall be allocated to the Divested Facilities in an amount equal to Boyd’s Building Base Rent Proration Percentage of the Building Base Rent so paid by Pinnacle MLS, multiplied by a fraction, the numerator of which is the number of days in the period commencing on (and including) the Commencement Date and ending on (and including) the last day of such month, and the denominator of which is the total number of days in such month; and (iii) a portion of the Percentage Rent so paid by Pinnacle MLS under the Existing Master Lease on the applicable Rent Payment Day shall allocated to the Divested Facilities in in an amount equal to the Boyd’ Percentage Rent Proration Percentage of the Percentage Rent so paid by Pinnacle MLS, multiplied by a fraction, the numerator of which is the number of days in the period commencing on (and including) the

Commencement Date and ending on (and including) the last day of such month, and the denominator of which is the total number of days in such month.  The Boyd Credited Rent Amount shall be treated as an adjustment under the Membership Interest Purchase Agreement owing by Boyd to Pinnacle.

4.                                      Agreement to enter into the Boyd Master Lease. Subject to (i) all conditions precedent to the consummation of the Merger having been fulfilled or waived in accordance with the terms of the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions) and the Merger having been consummated or able to be consummated substantially simultaneously with the execution, delivery and entry into the Boyd Master Lease (the “Boyd Lease Execution”), (ii) all conditions precedent to the Membership Interest Purchase having been fulfilled or waived (other than the Boyd Lease Execution and other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions) and closing thereof having been consummated or able to be consummated substantially simultaneously with the Boyd Lease Execution and (iii) all conditions precedent to the Belterra Park Real Property Divestiture (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions) having been fulfilled or waived and closing thereof having been consummated or able to be consummated substantially simultaneously with the Boyd Lease Execution (the conditions set forth in clauses (i) — (iii), the “Boyd Lease Conditions”), Gold LLC hereby agrees to execute, deliver and enter into (and Penn agrees to cause Pinnacle and/or its applicable subsidiary to execute, deliver and enter into) terminations of any recorded short form memoranda of the Existing Master Lease, insofar as it affects any Divested Facility and memoranda have been recorded against any Divested Facility in any real property records on the Divestiture Closing Date, substantially concurrently with the Membership Interest Purchase, and to cause such terminations to be recorded promptly thereafter in the applicable real property records. Subject to the satisfaction of the Boyd Lease Conditions, each of Gold LLC and Buyer hereby agrees to execute, deliver and enter into the Boyd Master Lease, in the form attached hereto as Exhibit B, and with all blanks therein completed in a manner consistent with the provisions of Sections 5, 6, 7, 10 and 11 hereof on the Divestiture Closing Date, substantially concurrently with the Membership Interest Purchase.  The commencement date of the Boyd Master Lease shall be the Divestiture Closing Date.  Subject to the satisfaction of the Boyd Lease Conditions, each of Gold LLC and Buyer hereby agrees to execute, deliver and enter into short form memoranda of the Boyd Master Lease against each Divested Facility and Belterra Park in the applicable real property records on the Divestiture Closing Date, substantially concurrently with the Membership Interest Purchase, and to cause such short form memoranda to be recorded promptly thereafter, all in accordance with Section 33.1 of the Boyd Master Lease.

5.                                      Manner in which Land Base Rent will be allocated under the Boyd Master Lease and the Amended Pinnacle Master Lease.

(a)                                                                                 The amount to be stated as the annual “Land Base Rent” in the blank in the first sentence of the definition of such term in the Boyd Master Lease shall equal the sum of (i) the Divested Facilities Land Base Rent plus (ii) the Belterra Park Land Base Rent.

(b)                                                                                 The amount to be stated as the annual “Land Base Rent” in Section 1.2(e) of the Pinnacle Master Lease Amendment for the period commencing upon the Divestiture Closing Date shall equal the Retained Facilities Land Base Rent.

6.                                      Manner in which Building Base Rent will be allocated under the Boyd Master Lease and the Amended Pinnacle Master Lease.

(a)                                                                                 The amount to be stated as the initial annual “Building Base Rent” in the blank in the first sentence of clause (A) of the definition of such term in the Boyd Master Lease shall equal the sum of (i) the Divested Facilities Escalated Building Base Rent Post-May 1, 2018 plus (ii) the Belterra Park Initial Building Base Rent.

(b)                                                                                 The amount to be stated as the annual “Building Base Rent” in Section 1.2(b) of the Pinnacle Master Lease Amendment for the period commencing upon the Divestiture Closing Date shall equal the Retained Facilities Escalated Building Base Rent Post-May 1, 2018.

7.                                      Manner in which Percentage Rent and Breakpoint for Percentage Rent Calculations will be allocated under the Boyd Master Lease and the Amended Pinnacle Master Lease

(a)                                                                                 The amount to be stated as the initial annual “Percentage Rent” in the blank in the first sentence of the definition of such term in the Boyd Master Lease shall equal the sum of (i) the Divested Facilities Adjusted Percentage Rent calculated as of April 30, 2018 plus (ii) the Belterra Park Initial Percentage Rent.

(b)                                                                                 The Percentage Rent Breakpoint Amount to be stated in the blank in clause (b) of the second sentence of the Boyd Master Lease shall equal the sum of (i) the Divested Facilities Breakpoint Amount plus (ii) the Belterra Park Breakpoint Amount.

(c)                                                                                  The amount to be stated as the annual “Percentage Rent” in the first sentence of the amendment to the definition of such term in Section 1.2(f) of the Pinnacle Master Lease Amendment for the period commencing upon the Divestiture Closing Date shall equal the Retained Facilities Adjusted Percentage Rent.

(d)                                                                                 The Percentage Rent Breakpoint Amount to be stated in clause (x) of the second sentence of Section 1.2(f) of the Pinnacle Master Lease Amendment for the period commencing upon the Divestiture Closing Date shall equal the Retained Facilities Breakpoint Amount.

8.                                      Examples of Allocations and Calculations pursuant to Sections 5, 6 and 7.  Attached hereto as Exhibit C are examples (the “Examples”) of the manner in which the Building Base Rent, Land Base Rent, Percentage Rent and breakpoint for future Percentage Rent calculations should be allocated or, as applicable, calculated with respect to the Divested Facilities, the Retained Facilities and Belterra Park.

9.                                      Adjustments in Certain Circumstances.  Notwithstanding anything to the contrary contained in this Agreement, if any Company is or is deemed to be an Excluded Company (as defined in the Membership Interest Purchase Agreement) in accordance with the terms of the Membership Interest Purchase Agreement, then (i) the premises consisting of the real property, and facilities, improvements and fixtures thereon, associated with any of the Divested Facilities or Belterra Park, as applicable, operated by such Excluded Company (“Excluded Company Property”) shall not be included within the “Facilities” or “Leased Property” under the Boyd Master Lease; (ii) such Excluded Company Property shall be included within the “Facilities” and “Leased Property” under the Amended Pinnacle Master Lease; and (iii) adjustments shall be made to the rent and Percentage Rent Breakpoint Amount under each of the Boyd Master Lease and the Amended Pinnacle Master Lease so as to include values on account of such Excluded Company Property in the Amended Pinnacle Master Lease and to exclude such values from the Boyd Master Lease, prior to the Divestiture Closing Date; provided, however, that:

(A) if Purchaser later acquires the membership interests in any such Excluded Company pursuant to Section 9.11 of the Membership Interest Purchase Agreement (any such later-acquired Company, a “Later-Acquired Company”), then substantially concurrently with such acquisition, (x) the Boyd Master Lease shall be amended to include the Excluded Company Property of such Later-Acquired Company (“Later-Acquired Property”) on financial terms consistent with this Agreement and (y) the Amended Pinnacle Master Lease shall be amended to remove such Later-Acquired Property;

(B) if Gold LLC is required or agrees to consent to an alternative divestiture, hold-separate or similar arrangement contemplated by paragraphs 1(a)(ii)-(iv) or 1(b) of the Consent Agreement (each, an “Alternative Transaction”), then GLPI hereby agrees to enter into (and/or cause its applicable subsidiaries to enter into) the lease(s) in the form and pursuant to the terms set forth in the Consent Agreement and related transaction documents to the extent necessary to effect such Alternative Transaction(s) in a manner consistent with the Consent Agreement and the parties shall cooperate in good faith to amend, to the extent applicable, the Amended Pinnacle Master Lease and the Boyd Master Lease accordingly; and

(C) if the arrangements provided for in this Section 9 cannot lawfully be implemented pursuant to applicable Gaming Regulations or other applicable Legal Requirements, Boyd, Purchaser and Penn shall endeavor in good faith to agree upon alternative reasonable arrangements that are not in violation of applicable Gaming Regulations or other applicable Legal Requirements and that implement the intent of the Parties as reflected herein.  Each of Boyd, Purchaser and Penn agrees that the foregoing shall in no way modify, amend or waive any provision of the Membership Interests Purchase Agreement and that, in the event of any conflict or inconsistency between the terms of this Section 9 and the terms of the Membership Interests Purchase Agreement, the terms of the Membership Interest Purchase Agreement shall control.

10.                               Outside Adjustment Date.  The Parties acknowledge that the provisions reflected in this Agreement are based on their mutual expectation that the effective date of the Merger, the Divestiture Closing Date and the closing under the Belterra Park Purchase Agreement shall occur after April 30, 2018 and prior to May 1, 2019.  If for any reason such effective date and closing occur outside of this period, the Parties shall enter into an amendment to this Agreement, to make further adjustments with respect to the rent payable under the Boyd Master Lease and the Amended Pinnacle Master Lease consistent with the terms hereof.

11.                               Adjustments resulting from Certain Changes in Rent.

(a)                                                                                 If, prior to the Divestiture Closing Date, the Rent under the Existing Master Lease is modified pursuant to Section 10.3 of the Existing Master Lease as a result of the funding by the Landlord thereunder of sums for the acquisition or installation of Long Lived Assets in connection with any Facility, then the Parties shall make appropriate adjustments solely to the rent payable under the Amended Pinnacle Master Lease (if the applicable Facility is a Retained Facility) or the rent payable under the Boyd Master Lease (if the applicable Facility is a Divested Facility) to reflect such modifications.

(b)                                                                                 If, prior to the Divestiture Closing Date, any adjustments are made with respect to any of the elements used in calculating the Percentage Rent attributable to any Affected Facility under (and as such term is defined in) the Existing Master Lease pursuant to Section 7.3(d) or 7.3(e) of the Existing Master Lease, then the Parties shall make appropriate adjustments solely to the Percentage Rent payable under the Amended Pinnacle Master Lease (if the applicable Affected Facility is a Retained Facility) or the rent payable under the Boyd Master Lease (if the applicable Affected Facility is a Divested Facility) to reflect such modifications.

(c)                                                                                  Penn hereby covenants and agrees with Boyd that Penn shall not, pursuant to its rights in the Merger Agreement, grant any consent or waiver to Pinnacle to make (a) any acquisition of or investment in any Greenfield Project within the Restricted Area of any of the Divested Facilities or Belterra Park or (b) Capital Improvements that include Long-Lived Assets the costs of which GLPI would have a right of first offer to fund in accordance with Section 10.3 of the Existing Master Lease, without in each case first obtaining Boyd’ prior written consent.

(d)                                                                                 Notwithstanding the foregoing, if any Divested Facility or Retained Facility becomes an Excluded Facility under the Existing Master Lease (or if Belterra Park, had it been a Facility subject to the Existing Master Lease, would have become an Excluded Facility under the Existing Master Lease) after the date hereof and prior to the Divestiture Closing Date, and no Party exercises its termination rights (if any) pursuant to Section 15 hereof on account thereof, then such Divested Facility, Retained Facility or Belterra Park, as applicable, shall thereupon no longer be deemed a part of the property to be leased pursuant to the Boyd Master Lease or Amended Pinnacle Master Lease, as applicable, and adjustments with respect to the rent that would have been payable under the Boyd Master Lease or the Amended Pinnacle Master Lease had such Divested Facility or Retained Facility (or Belterra Park, had it been a Facility under the

Existing Master Lease), consistent with the adjustments provided for in Section 14.6 of the Boyd Master Lease or the Amended Pinnacle Master Lease, as applicable, shall be made by Gold LLC and Purchaser or Pinnacle, prior to the Divestiture Closing Date.

12.                                                                               [Reserved].

13.                               Representations and Warranties.  Each Party hereby represents and warrants to each of the other Parties hereto as follows:

(a)                                                                                 It is duly formed, validly existing and in good standing under the laws of its state of organization, and has all requisite corporate or limited liability company power and authority to enter into this Agreement and to consummate the transactions provided for herein.

(b)                                                                                 The execution and delivery of this Agreement by it and the consummation by it of the transactions provided for herein and the performance of its obligations hereunder have been duly and validly authorized by all necessary action on its part.

(c)                                                                                  This Agreement has been duly executed and delivered by it and, assuming the due authorization, execution and delivery by the other Parties hereto, this Agreement constitutes the valid and binding obligations of it, enforceable against it in accordance with its terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity.

(d)                                                                                 Except as provided with respect to such Party in the Merger Agreement, the Membership Interest Purchase Agreement or the Belterra Park Purchase Agreement, the execution and delivery by it of this Agreement and the consummation of the transactions provided for herein and compliance by it with any provisions hereof will not, (i) give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any material obligation or to the loss of a benefit under any lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon it or by which or to which any of the Divested Facilities, Belterra Park or the Retained Facilities are bound or subject, or result in the creation of any Liens (as defined in the Merger Agreement), in each case, upon any of the Divested Facilities, Belterra Park or the Retained Facilities, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended or restated, of it or (iii) conflict with or violate any applicable laws.

14.                               Termination.  This Agreement may be terminated at any time prior to the Divestiture Closing Date, by written notice to the other Parties hereto, as follows:

(a)                                                                                 By any Party, if the Merger Agreement has been terminated in accordance with its terms;

(b)                                                                                 By any Party, if the Membership Interest Purchase Agreement has been terminated in accordance with such Party’s rights to do so set forth therein; or

(c)                                                                                  By Penn or Gold LLC, if the Belterra Park Purchase Agreement has been terminated in accordance with such Party’s rights to do so set forth therein.

In the event of termination of this Agreement as provided in this Section 15, this Agreement shall immediately become void, and there shall be no liability on the part of any Party hereto other than pursuant to this Section 15; provided that, nothing contained in this Section 15 shall relieve or limit the liability of any Party for fraud or intentional and willful material breach of this Agreement or limit the rights or remedies under the Merger Agreement, the Membership Interest Purchase Agreement or the Belterra Park Purchase Agreement of any Party thereto.

15.                               Termination. Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions provided for herein shall be paid by the Party incurring such expenses, whether or not the Divestiture Closing Date occurs.

16.                               Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)                                 This Agreement and the transactions provided for herein, and all disputes between the Parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the Laws (as defined in the Merger Agreement) of the State of New York applicable to contracts executed in and to be performed entirely within the State of New York, without regard to the conflicts of laws principles thereof that would require the application of the Laws of any other jurisdiction.

(b)                                 Each of the Parties (i) consents to submit itself to the personal jurisdiction of the Federal and state courts in the Borough of Manhattan, the City of New York in the event any dispute arises out of this Agreement or the transactions provided for herein; provided, however, that such submission to jurisdiction is solely for the purpose referred to in this paragraph and shall not be deemed to be a general submission to the jurisdiction of such courts or any other courts other than for such purpose, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or the transactions provided for herein in any court other than such state or Federal court.  Each of the Parties irrevocably consents to the service of any summons and complaint and any other process in any other action relating to the transactions provided for herein, on behalf of itself or its property, by the personal delivery of copies of such process to such Party.  Nothing in this Section 17 shall affect the right of any Party hereto to serve legal process in any other manner permitted by Law.

(c)                                  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS PROVIDED FOR HEREIN. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17.

(d)                                 The Parties hereby acknowledge and agree that if a Party fails to perform its agreements and covenants hereunder, including if the Party fails to take all actions as are necessary on its part to consummate the transactions provided for herein, such failure could cause irreparable injury to the non-breaching Party, for which damages, even if available, may not be an adequate remedy.  Accordingly, except as otherwise limited by this Agreement, in the event of such a failure, the non-breaching Party shall be permitted to seek an issuance of injunctive relief or a specific performance remedy (in each case, without the requirement to post any bond or other security), from any court of competent jurisdiction.

18.                                                                               Notices.  All notices, requests, claims, demands and other communications required or permitted to be given hereunder will be in writing and will be given or made by delivery in person, by courier service, by electronic delivery to the applicable email addresses set forth below (with evidence that such notice was electronically sent) or by registered or certified mail (postage prepaid, return receipt requested).  Except as provided otherwise herein, notices delivered electronically or by hand or by courier service shall be deemed given upon receipt; and notices delivered by registered or certified mail shall be deemed given seven (7) days after being deposited in the mail system. All notices shall be addressed to the Parties at the following addresses (or at such other address for a Party as will be specified by like notice):

if to Boyd or Purchaser, to:

Boyd Gaming Corporation
3883 Howard Hughes Parkway, 9th Floor
Las Vegas, Nevada 89163
Attention: General Counsel
E-mail: brianlarson@boydgaming.com

with a copy, which shall not constitute notice, to:

Morrison & Foerster LLP
425 Market Street
San Francisco, California 94115
Attention:	Brandon C. Parris
Jeffrey Washenko
E-mail:	BParris@mofo.com
JWashenko@mofo.com

if to Penn, to:

Penn National Gaming, Inc.
825 Berkshire Boulevard, Suite 200
Wyomissing, Pennsylvania 19610
Attention:	General Counsel
Facsimile:	(610) 373-4966
Email:	Carl.Sottosanti@pngaming.com

with a copy, which shall not constitute notice, to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Facsimile:	(212) 403-2000
Email:	DANeff@wlrk.com
GEOstling@wlrk.com
Attention:	Daniel A. Neff
Gregory E. Ostling

if to GLPI or Gold LLC, to:

Gaming and Leisure Properties, Inc.
845 Berkshire Blvd, Suite 200
Wyomissing, PA 19610
Attention: William J. Clifford
Fax: (610) 401-2901
Email: bclifford@glpopinc.com

with a copy, which shall not constitute notice, to:

Goodwin Procter LLP
The New York Times Building
620 Eighth Avenue
New York, New York 10018
Attention: Yoel Kranz
Fax: (212) 355-3333
Email: ykranz@goodwinlaw.com.

19.                               Interpretation.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article, Section or Exhibit or Schedule of this Agreement unless otherwise indicated.  Unless the context otherwise requires: (a) a reference to a document includes all amendments or supplements to, or replacements or novations of, that document; (b) the use of the term “including” means “including, without limitation”; (c) the word “or” shall be disjunctive but not exclusive; (d) unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date; provided, that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date (for example, one month following February 18 is March 18, and one month following March 31 is May 1); (e) a reference to an entity includes any successor entity, whether by way of merger, amalgamation, consolidation or other business combination; (f) reference to a word defined hereunder shall apply equally to both the singular and plural forms of the terms defined; and (g) a reference to”$” or “dollars” mean the lawful currency of the United States. The name assigned to this Agreement, the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

20.                               Entire Agreement.  This Agreement, the Merger Agreement, the Membership Interest Purchase Agreement, the Belterra Park Purchase Agreement and all of the other documents contemplated by the foregoing constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

21.                               Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions provided for herein is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions provided for herein is fulfilled to the extent possible.

22.                               Assignment.  Without the prior written consent of the other Parties, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned to any other

Person.  Any assignment in violation of the preceding sentence shall be void, and no assignment shall relieve the assigning Party of any of its obligations hereunder.

23.                               Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each Party and their respective successors and assigns, and nothing in this Agreement, express or implied is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

24.                               Counterparts.  This Agreement may be executed by facsimile or electronic mail transmission and/or in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

25.                               Mutual Drafting.  Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties.  In the event that any ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

26.                               Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties; provided that nothing contained in this Section 24 shall limit the rights or obligations of the Parties hereto that are also parties to the Merger Agreement under Section 8.11 thereof or the rights or obligations of the Parties hereto that are also parties to the Membership Interest Purchase Agreement under Section 13.11 thereof.

27.                               Waiver.  Any Party may waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument signed on behalf of such Party.

28.                               Further Assurances.  If at any time prior to the Divestiture Closing Date, any further action is necessary to carry out the purposes of this Agreement, each of the Parties shall take all commercially reasonable action necessary.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

BOYD		PENN
BOYD GAMING CORPORATION, a Nevada corporation		PENN NATIONAL GAMING, INC., a Pennsylvania corporation

By:	/s/ Brian A. Larson	By:	/s/ Timothy J. Wilmott
Name:	Brian A. Larson	Name:	Timothy J. Wilmott
Its:	Executive Vice President	Its:	Chief Executive Officer

PURCHASER		GLPI
BOYD TCIV, LLC, a Nevada limited liability company		GAMING AND LEISURE PROPERTIES, INC., a Pennsylvania corporation

By:	/s/ Brian A. Larson	By:	/s/ William J. Clifford
Name:	Brian A. Larson	Name:	William J. Clifford
Its:	Executive Vice President	Its:	Senior Vice President, Chief
Financial Officer & Treasurer

GOLD LLC
GOLD MERGER SUB, LLC, a Delaware limited liability company

		By:	/s/ William J. Clifford
		Name:	William J. Clifford
		Its:	Vice President & Treasurer

[Signature Page to Master Lease Commitment and Rent Allocation Agreement]